Exhibit (d)(3)

Execution Version

TENDER AND VOTING AGREEMENT

TENDER AND VOTING AGREEMENT (this “Agreement”), dated as of May 16, 2011 by and among Stryker Corporation, a Michigan corporation (“Parent”), Owl Acquisition Corporation, a Delaware corporation and direct or indirect wholly-owned subsidiary of Parent (“Merger Sub”), and Essex Woodlands Health Ventures Fund VII, L.P., a shareholder (“Shareholder”), of Orthovita, Inc., a Pennsylvania corporation (the “Company”).

WHEREAS, Shareholder is, as of the date hereof, the record and beneficial owner of the number of shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company, set forth opposite such Shareholder’s name on Schedule I hereto;

WHEREAS, Parent, Merger Sub and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides for Merger Sub to commence a tender offer (the “Offer”) for all of the issued and outstanding shares of the Common Stock and the merger of Merger Sub with and into the Company, with the Company surviving as a direct or indirect wholly-owned subsidiary of Parent (the “Merger”); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of the Shareholders.

Shareholder hereby represents and warrants to Parent and Merger Sub as follows:

(a) Shareholder is the record and beneficial owner, or the beneficial owner, of the shares of Common Stock (together with any shares of Common Stock which such Shareholder may acquire at any time on or after the date hereof during the term of this Agreement, the “Shares”) set forth opposite Shareholder’s name on Schedule I to this Agreement. Schedule I lists separately all options, warrants or other rights to purchase Common Stock held by Shareholder (“Options”).

(b) Shareholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(c) This Agreement has been validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d) Neither the execution and delivery of this Agreement nor the consummation by Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Shareholder is a party or by which Shareholder or Shareholder’s assets are bound. Except for compliance with the applicable provisions of Sections 13 and 16 of the Exchange Act, the consummation by Shareholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Shareholder.

(e) The Shares owned, the certificates representing the Shares held of record, and, to the Shareholder’s knowledge, the certificates representing the Shares owned, but not held of record, by Shareholder are now, and at all times during the term hereof will be, held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a shareholder in respect of such Shares, except for any of the foregoing arising under this Agreement.

SECTION 2. Representations and Warranties of Parent and Merger Sub.

Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to Shareholder as follows:

(a) Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub, and constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

SECTION 3. Tender of the Shares. Each Shareholder hereby agrees that unless this Agreement is terminated pursuant to Section 7 hereof, (a) Shareholder shall validly tender or cause to be validly tendered its Shares to Merger Sub pursuant to the Offer as promptly as practicable, and in any event no later than the tenth business day following the commencement of the Offer pursuant to Section 1.01 of the Merger Agreement, and (b) Shareholder shall not withdraw or cause to be withdrawn any of Shareholder’s Shares so tendered unless the Offer is terminated or the Offer has expired without Merger Sub purchasing all shares of Common Stock validly tendered in the Offer.

SECTION 4. Transfer of the Shares.

Prior to the termination of this Agreement, except as otherwise provided herein, Shareholder shall not: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing (“Transfer”), any or all of the Shares or any right or interest therein; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares; (d) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; (e) exercise, or give notice of an intent to exercise, any Options unless the Shares underlying such Options become subject to this Agreement upon such Option exercise; or (f) take any other action that would in any way restrict, limit or interfere with the performance of Shareholder’s obligations hereunder or the transactions contemplated hereby.

SECTION 5. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Shareholder hereby irrevocably grants to, and appoints, Parent and any designee thereof, Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Shareholder, to vote the Shares, or to grant a consent or approval in respect of the Shares, in connection with any meeting of the shareholders of the Company or any action by written consent in lieu of a meeting of shareholders of the Company (i) in favor of the Merger or any other transaction pursuant to which Parent or Merger Sub proposes to acquire the Company, whether by tender offer, merger, or otherwise, in which shareholders of the Company would receive consideration per share of Common Stock equal to or greater than the consideration to be received by such shareholders in the Offer and the Merger, and/or (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including, but not limited to, any other extraordinary corporate transaction, including a merger, acquisition, sale, consolidation, reorganization or liquidation involving the Company and a third party, or any other proposal of a third party to acquire the Company.

(b) Shareholder represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes any such proxies.

(c) Shareholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in Section 7 hereof, is intended to be irrevocable in accordance with the provisions of Section 1759 of the Pennsylvania Business Corporation Law. If for any reason the proxy granted herein is not irrevocable, then Shareholder agrees to vote Shareholder’s Shares as instructed by Parent in writing.

SECTION 6. Acquisition Proposals; Non-Solicitation. Shareholder shall not, directly or indirectly, (i) solicit, initiate, encourage (including by way of providing information) or induce the submission or announcement of any inquiries, proposals or offers or any other efforts or attempts that constitute, or could reasonably be expected to lead to, any Takeover Proposal, (ii) enter into, continue, participate or engage in any discussions or negotiations with, or furnish any information to, any Person with respect to a Takeover Proposal or (iii) otherwise cooperate with or assist or participate in, or facilitate or take any action that could reasonably be expected to facilitate, any such inquiries, proposals, offers, discussions or negotiations. Shareholder shall immediately cease participating in any solicitation, discussion or negotiation with any Person with respect to any actual or potential Acquisition Transaction.

SECTION 7. Termination. This Agreement shall terminate, and neither Parent nor Shareholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earlier to occur of (i) the Effective Time and (ii) the date of termination of the Merger Agreement in accordance with its terms; provided, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement. Notwithstanding the foregoing, Sections 8(a), 8(e), 8(f), 8(j), 8(k), 8(l), and 8(n) of this Agreement shall survive the termination of this Agreement.

SECTION 8. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to a Shareholder, at the address set forth below such Shareholder’s name on Schedule I hereto:

with a copy to (which shall not constitute notice):

Duane Morris LLP

30 South 17th Street

Philadelphia, Pennsylvania 19103-4196

Attention:	Richard A. Silfen, Esq.
Douglas P. Howard, Esq.

Fax No: (215) 689-4385

and

If to Parent or Merger Sub, to:

Stryker Corporation

2825 Airview Boulevard

Kalamazoo, Michigan 49002

Attention:	General Counsel

Fax No: (269) 385-2066

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, Illinois 60606

Attention:	Charles W. Mulaney, Jr., Esq.
Richard C. Witzel, Jr., Esq.

Fax: (312) 407-8518

(b) Publication. Shareholder hereby permits Parent and Merger Sub to publish and disclose in the Offer Documents (including all documents and schedules filed with the SEC) Shareholder’s identity and ownership of shares of Common Stock and the nature of Shareholder’s commitments, arrangements and understandings pursuant to this Agreement.

(c) Further Actions. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.

(d) Amendment, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(e) Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that until such time as this Agreement is validly terminated pursuant to the provisions of Section 7, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the District of Delaware or any other competent court of the State of Delaware (collectively, the “Delaware Courts”), this being in addition to any other remedy to which they are entitled at law or in equity. The pursuit of specific enforcement by either party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled.

(f) Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

(g) Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

(h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void; provided, however, that Merger Sub may assign, in its sole and absolute discretion, any or all of its rights, interests and obligations under this Agreement to Parent or any direct or indirect wholly owned Subsidiary of Parent. No assignment (including an assignment to which the Company has consented) shall release Parent of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(i) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to and does not confer upon any Person other than the parties any legal or equitable rights or remedies, whether as third party beneficiaries or otherwise.

(j) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE, EXCEPT TO THE EXTENT THAT MANDATORY PROVISIONS OF THE BUSINESS CORPORATION LAW ARE APPLICABLE HERETO.

(k) Consent to Jurisdiction. Each of the parties hereto hereby (i) irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Courts in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Delaware Court, (iii) agrees that it will not bring any such action or proceeding in any court other than the Delaware Courts, (iv) agrees that any Claim in respect of any such action or proceeding may be heard and determined in any Delaware Court, (v) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any Delaware Court and (vi) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any Delaware Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8(a). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(l) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(l).

(m) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (.PDF)), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(n) Action in Shareholder Capacity Only. Parent and Merger Sub acknowledge that Shareholder has entered into this Agreement solely in its capacity as the record and/or beneficial owner of the Shares and not in any capacity as a director or officer of the Company. Nothing herein shall limit or affect any actions taken by Shareholder or its Affiliates or designee, or require Shareholder or its Affiliates or designee to take any action, in each case, in his or her capacity as a director or officer of the Company, and any actions taken, or failure to take any actions, by such a director or officer in such capacity shall not be deemed to constitute a breach of this Agreement (it being understood that the matters that are the subject of Section 6 hereof are subject to Section 5.02 of the Merger Agreement as it relates to such director or officer in his or her capacity as such).

******

IN WITNESS WHEREOF, Parent, Merger Sub and Shareholder have caused this Agreement to be duly executed and delivered as of the date first written above.

SHAREHOLDER

ESSEX WOODLANDS HEALTH VENTURES FUND VII, L.P.

By:	Essex Woodlands Health Ventures VII, L.P., Its General Partner
By:	Essex Woodlands Health Ventures VII, L.L.C., Its General Partner

By:	/s/ MARTIN P. SUTTER
	Name:	Martin P. Sutter
	Title:	Managing Director

[Signature Page to Tender and Voting Agreement]

STRYKER CORPORATION

By:	/s/ STEPHEN P. MACMILLAN
	Name:	Stephen P. MacMillan
	Title:	Chairman, President and Chief Executive Officer

OWL ACQUISITION CORPORATION

By:	/s/ MICHAEL P. MOGUL
	Name:	Michael P. Mogul
	Title:	President

[Signature Page to Tender and Voting Agreement]

SCHEDULE I

Name and Address	Shares	Options	Total Shares + Options
Essex Woodlands Health Ventures Fund VII, L.P. 717 Fifth Ave., 14th Floor New York, NY 10022	9,633,139		9,633,139